Exhibit 99.1

For Immediate Release Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

Insignia Systems, Inc. Reports Third Quarter Results

MINNEAPOLIS – November 2, 2011 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported a net loss for the third quarter of 2011 of $(1,721,000) or $(0.11) per basic and diluted share, compared to net income of $932,000 or $0.06 per basic share ($0.05 per diluted share), for the third quarter of 2010. Net sales were $3,060,000 for the third quarter ended September 30, 2011, a decrease of 64.1%, compared to net sales of $8,517,000 for the third quarter of 2010. Insignia Point-of-Purchase Services® (POPS) revenue for the third quarter of 2011 was $2,563,000, a decrease of 67.4% compared to third quarter 2010 POPS revenue of $7,858,000.

For the nine months ended September 30, 2011, net sales were $13,033,000, a decrease of 42.7%, compared to net sales of $22,726,000 for the nine months ended September 30, 2010. Net income for the first nine months of 2011 was $51,477,000, or $3.31 per basic share ($3.23 per diluted share), compared to $1,151,000, or $0.07 per basic and diluted share for the same period of 2010. Insignia POPS revenue for the first nine months of 2011 was $11,383,000, a decrease of 44.6%, compared to the first nine months of 2010 POPS revenue of $20,557,000. Net income in the first nine months of 2011 included a gain from the settlement of the litigation against News America Marketing In-Store, LLC (News America) of $89,762,000 before income taxes.

CEO Scott Drill stated, “To state the obvious, our business in the third quarter was more than extremely disappointing. Our business arrangement with News America is currently very tenuous. It did seem to improve for a while in the aftermath of the August 25th ruling by the Federal Magistrate Judge following the hearing on August 19th. However, recently things have deteriorated, and we have a hearing scheduled for this Friday in which the major issue is whether they will hang our signs for a cycle beginning November 6th. Last Thursday we were informed that they would not hang our signs for the cycle beginning November 6th because the signs contain a color background. Historically most of the signs placed under the News America Price Pop Guaranteed program have contained color backgrounds. We are hoping for a favorable emergency ruling on Friday so that the cycle beginning November 6th can be executed. The lack of a favorable ruling Friday will be detrimental to our business.

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November 2, 2011	Insignia Systems, Inc. Reports Third Quarter Results	Page 2

While business has been disappointing this year, we believe that the worst is behind us. We remain hopeful that our efforts to resolve the remaining issues with News America will result in increased revenues in 2012. We are currently in the final testing phase of our new laser die cutter that is expected to be in production in the first quarter of 2012. We are excited to add the capabilities of this laser die cutter to our service offerings for our customers and think it will set Insignia apart in our industry.

We have approximately $3,500,000 of POPS customer orders for the fourth quarter of 2011, with roughly four weeks of selling time left. This is an improvement from our third quarter 2011 POPS revenue. Additionally, our relationship with Valassis is strong and they will be selling our extended portfolio of products which includes our new Insignia ShelfPOPS® and BannerPOPS™ programs. Valassis is very optimistic about the prospects for this portfolio.

Legal expense was $158,000 in the third quarter of 2011 compared to $305,000 in the second quarter of 2011. Cash and cash equivalents remain strong at $31,930,000 as of September 30, 2011. Finally, as previously announced, the Share Repurchase Plan authorized the Company to purchase up to $20,000,000 of its common stock on or before January 31, 2012. To date, the Company has repurchased 2,827,000 shares at an average price of $5.42 for a total of $15,309,000 under the plan.”

Non-GAAP Financial Measures

To supplement the Company’s financial statements presented in accordance with GAAP, the Company has provided certain non-GAAP financial measures of financial performance in prior public announcements. These non-GAAP measures include:

•	net income (loss) before gain from litigation settlement (net of tax), and
•	net income (loss) before gain from litigation settlement (net of tax) and News America-related legal expense.

The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.

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November 2, 2011	Insignia Systems, Inc. Reports Third Quarter Results	Page 3

These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flows. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure can be found in the financial table included below.

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Net income (loss)	$(1,721,000)	$932,000	$51,477,000	$1,151,000
Adjustment:
Gain from litigation settlement (net of tax) (see below)	—	—	(55,062,000)	—
Non-GAAP net income (loss) before gain from litigation settlement (net of tax)	(1,721,000)	932,000	(3,585,000)	1,151,000
Adjustment:
News America related legal expense	80,000	261,000	1,098,000	1,188,000
Non-GAAP net income (loss) before gain from litigation settlement (net of tax) and News America related legal expense	$(1,641,000)	$1,193,000	$(2,487,000)	$2,339,000

Gain from litigation settlement (net of tax):
Settlement proceeds	$—	$—	$125,000,000	$—
Less contingent attorney’s fees	—	—	(31,250,000)	—
Less bonuses paid to employees	—	—	(3,988,000)	—
	—	—	89,762,000	—
Less settlement related income taxes	—	—	(34,700,000)	—
Gain from litigation settlement (net of tax)	$—	$—	$55,062,000	$—

Conference Call

The Company will host a conference call today, November 2, at 4:00 p.m. Central Time. To access the live call, dial 877-268-1608. The Conference ID is 36170257. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately two hours after the call until November 9, 2011. To access the replay, dial 855-859-2056 and reference Conference ID 36170257.

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November 2, 2011	Insignia Systems, Inc. Reports Third Quarter Results	Page 4

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia provides at-shelf advertising products in over 13,000 chain retail supermarkets, over 1,800 mass merchants and over 6,000 dollar stores. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Ocean Spray, Reckitt Benckiser, Schwan’s Bakery and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K/A for the year ended December 31, 2010 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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November 2, 2011	Insignia Systems, Inc. Reports Third Quarter Results	Page 5

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010

Net sales	$3,060,000	$8,517,000	$13,033,000	$22,726,000
Cost of sales	2,890,000	4,042,000	8,889,000	10,976,000
Gross profit	170,000	4,475,000	4,144,000	11,750,000
Operating expenses:
Selling	1,332,000	1,968,000	4,295,000	5,379,000
Marketing	426,000	429,000	1,273,000	1,235,000
General and administrative	1,242,000	1,146,000	4,505,000	4,001,000
Gain from litigation settlement, net	—	—	(89,762,000)	—

Operating income (loss)	(2,830,000)	932,000	83,833,000	1,135,000
Other income	13,000	—	55,000	16,000

Income (loss) before taxes	(2,817,000)	932,000	83,888,000	1,151,000
Income tax benefit (expense)	1,096,000	—	(32,411,000)	—
Net income (loss)	$(1,721,000)	$932,000	$51,477,000	$1,151,000

Net income (loss) per share:
Basic	$(0.11)	$0.06	$3.31	$0.07
Diluted	$(0.11)	$0.05	$3.23	$0.07

Shares used in calculation of net income (loss) per share:
Basic	15,121,000	15,642,000	15,551,000	15,503,000
Diluted	15,121,000	16,977,000	15,951,000	16,869,000

Cash dividends declared per common share:	$0.00	$0.00	$2.00	$0.00

SELECTED BALANCE SHEET DATA
(Unaudited)

September 30, 2011
Cash and cash equivalents	$31,930,000
Working capital	25,316,000
Total assets	42,010,000
Total liabilities	11,561,000
Shareholders’ equity	30,449,000

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